Exhibit 99.1

Glory Star Reports First Quarter 2020 Financial Results

Beijing, May 11, 2020 (GLOBE NEWSWIRE) -- Glory Star New Media Group Holdings Limited (NASDAQ: GSMG) (“Glory Star” or the “Company”), a leading mobile and online digital media and entertainment company in China, today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Operating Highlights

●	Downloads of the CHEERS App[1] exceeded 100.5 million as of March 31, 2020, compared to 17.2 million as of March 31, 2019.

●	Average daily active users (“DAUs”)[2] of the CHEERS App increased to 4.1 million from 0.5 million in the same period of 2019.

●	The Company’s e-Mall carried over 9,602 Stock Keeping Units (“SKUs”) as of March 31, 2020, and recorded over RMB40.6 million (US$5.8 million) in gross merchandise value (“GMV”)[3] through its CHEERS App in the first quarter of 2020.

First Quarter 2020 Financial Highlights

●	Revenues were US$9.8 million as compared to US$13.8 million in the same period of 2019.

●	Income from operations was US$2.9 million as compared to US$4.4 million in the same period of 2019.

●	Operating margin reduced to 29.7% from 32.3% in the same period of 2019.

●	Net income attributable to Glory Star New Media Group Holdings Limited’s shareholders was US$2.9 million as compared to US$4.1 million in the same period of 2019.

●	Net margin was 29.1% as compared to 30.1% in the same period of 2019.

[1]	Glory Star defines this metric as the total number of downloads of the CHEERS App as of the end of the period.

[2]	Glory Star defines daily active users, or DAUs, as a user who has logged in or access Glory Star’s online video content and/or its e-commerce platform using the CHEERS App, whether on a mobile phone or tablet. Glory Star calculates DAUs using internal company data based on the activity of the user account and as adjusted to remove “duplicate” accounts.
[3]	Glory Star defines gross merchandise value, or GMV, as the volume of merchandise sold through its CHEERS App at the end of the period.

Mr. Bing Zhang, Founder and Chief Executive Officer of Glory Star, commented, “In the face of the COVID-19 novel coronavirus outbreak, we delivered a solid operating performance, advanced our flagship e-commerce platform, and drove user base growth. We also maintained our content leadership by focusing on the creation of original, professionally produced content in the areas of lifestyle, culture, and fashion. As such, we continued to have success in converting content viewers into CHEERS App users, which was illustrated by an excess of 100.5 million CHEERS App downloads, in total, as of March 31, 2020, compared to 17.2 million CHEERS App downloads, in total, by the end of the prior-year period. Moreover, as a result of our platform stickiness and engaging content, MAUs in the period grew by 7% on a sequential basis. Our healthy growth trajectory also continued to fuel GMV growth as illustrated by more than US$3.0 million in GMV for the month of March.

Undoubtedly the outbreak of COVID-19 has had a substantial impact on both the overall market environment and our business in the quarter. As a result of the outbreak, we experienced a noticeable dampening of advertising demand as well as a slowdown in our copyrights business during the quarter. The decline in both businesses was not only a result of the economic slump, but also largely a result of our decision to put our own employees first, as we encouraged staff to work from home and follow the government’s policies. Due to this decision, we were less able to film those TV series and short online videos that form a crucial component of our revenue generation capabilities. Nevertheless, our unique business model, swelling user base, and content production leadership will continue to serve as competitive advantages going forward, enabling us to overcome these short-term uncertainties and replenish our revenue streams as conditions gradually normalize.”

Mr. Ian Lee, Chief Financial Officer of Glory Star, added, “In a challenging macro environment, we remained prudent in our finances during the period. As part of our focus on controlling costs, we leveraged the increasing influence of our CHEERS App platform to reduce our expenditure on those payments to various channel owners for broadcast advertisements. Going forward, as our professional content production restarts and the advertising environment becomes gradually more favorable, we are confident that we will pick up where we left off.”

First Quarter 2020 Financial Results

Revenues in the first quarter of 2020 were US$9.8 million as compared to US$13.8 million in the same period of 2019, mainly due to the impact of COVID-19 and its negative effect on the Company’s advertising revenues as well as a decline in copyrights revenues. The decrease was partially offset by an uptick in revenues generated from the copyright licensing of the Company’s internally produced TV show series, custom content production, and CHEERS e-Mall marketplace service, which was first launched in April 2019.

Advertising revenues in the first quarter of 2020 decreased by 24.2% to US$7.9 million from US$10.4 million in the same period of 2019 due to sluggish advertising demand as well as the decline in online short videos and live streaming, attributable to more difficult filming conditions as a result of COVID-19 during that period. The decrease in the Company’s revenues was also due to a decline in copyrights revenues as the Company only earned copyright revenues from one TV channel in the first quarter of 2020 as compared to three channels in the same period of 2019. As such, copyrights revenues decreased by 63.6% to US$1.0 million from US$2.7 million in the same period of 2019.

Total operating expenses in the first quarter of 2020 decreased by 26.3% to US$6.9 million from US$9.3 million in the same period of 2019.

●	Cost of revenues in the first quarter of 2020 decreased by 39.2% to US$5.0 million from US$8.2 million in the same period of 2019, which was in line with the decrease in revenues. Gross margin in the first quarter of 2020 improved to 48.8% from 40.3% in the same period of 2019, as the Company reduced expenditures on payments to various channel owners for broadcast advertisements and relied more heavily on its own CHEERs App platform, which has already attracted a large number of users, to provide advertising services.

●	Sales and marketing expenses in the first quarter of 2020 were US$0.4 million compared to US$0.3 million in the same period of 2019. As a percentage of revenues, sales and marketing expenses in the first quarter of 2020 were 3.9% as compared to 1.9% in the same period of 2019, which was due to the increase of coupons and reward points provided to users on CHEERS e-Mall to stimulate platform consumption.

●	General and administrative expenses in the first quarter of 2020 were US$1.3 million compared to US$0.6 million in the same period of 2019. As a percentage of revenues, general and administrative expenses in the first quarter of 2020 were 13.2% compared to 4.6% in the same period of 2019. This increase was mainly attributable to higher professional service fees incurred after being listed as a public company as well as an increase in bad debt expense in the period.

●	Research and development expenses in the first quarter of 2020 were US$0.2 million compared to US$0.2 million in the same period of 2019. As a percentage of revenues, research and development expenses in the first quarter of 2020 were 2.1% compared to 1.4% in the same period of 2019. Despite the decline in the Company’s revenues during the first quarter of 2020 due to the impact of COVID-19, the Company continued to invest in the information technology of its CHEERS e-Mall platform, which led to an increase in research and development expenses as a percentage of revenues. This indicates that the Company strongly values maintaining its leadership in technology and has continued to strengthen its technology and research and development capabilities.

Income from operations in the first quarter of 2020 was US$2.9 million compared to US$4.4 million in the same period of 2019. Operating margin in the first quarter of 2020 reduced slightly to 29.7% from 32.3% in the same period of 2019.

Net income attributable to Glory Star New Media Group Holdings Limited’s shareholders in the first quarter of 2020 was US$2.9 million compared to US$4.1 million in the same period of 2019. Net margin in the first quarter of 2020 reduced slightly to 29.1% from 30.1% in the same period of 2019.

Basic and diluted earnings per share in the first quarter of 2020 were both US$0.06. In comparison, the Company’s basic and diluted earnings per share in the same period of 2019 were US$0.10 and US$0.09, respectively.

As of March 31, 2020, the Company had cash and cash equivalents of US$10.0 million, compared to US$1.3 million as of March 31, 2019.

About Glory Star New Media Group Holdings Limited

Glory Star New Media Group Holdings Limited is a leading mobile entertainment operator in China. Glory Star’s ability to integrate premium lifestyle content, including short videos, online variety shows, online dramas, live streaming, its Cheers lifestyle TV series, e-Mall, and mobile app, along with innovative e-commerce offerings on its platform enables it to pursue its mission of enriching people’s lives. The company’s large and active user base creates valuable engagement opportunities with consumers and enhances platform stickiness with thousands of domestic and international brands.

Safe Harbor Statement

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate other future acquisitions; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting our profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2020, the Current Report on Form 8-K/A(Amendment No. 2) filed with the SEC on March 31, 2020, which may be amended from time to time, and in our Quarterly Report on Form 10-Q for the period ending March 31, 2020. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Such information speaks only as of the date of this release.

Contacts

Glory Star New Media Group Holdings Limited

Ian Lee

Email: ianlee@yaoshixinghui.com

ICR Inc.

Jack Wang

Tel: +1 (646) 308-0546

Email: gsnm@icrinc.com

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2020
Revenues	$13,753	$9,757

Operating expenses:
Cost of revenues	(8,212)	(4,991)
Selling and marketing	(259)	(379)
General and administrative	(639)	(1,287)
Research and development	(197)	(206)
Total operating expenses	(9,307)	(6,863)

Income from operations	4,446	2,894
Other (expenses) income:
Interest expense, net	(135)	(87)
Other (expenses) income, net	(5)	30
Total other expenses	(140)	(57)

Income before income tax	4,306	2,837
Income tax (expense) benefit	(172)	5
Net income	4,134	2,842
Less: net loss attributable to non-controlling interests	(9)	(59)
Net income attributable to Glory Star New Media Group Holdings Limited’s shareholders	$4,143	$2,901

Other comprehensive income (loss)
Unrealized foreign currency translation gain (loss)	577	(1,087)
Comprehensive income	4,711	1,755
Less: comprehensive loss attributable to non-controlling interests	-	(67)
Comprehensive income attributable to Glory Star New Media Group Holdings Limited’s shareholders	$4,711	$1,822

Earnings per ordinary share
Basic	$0.10	$0.06

Weighted average shares used in calculating earnings per ordinary share
Basic	41,204,025	45,504,828

Earnings per ordinary share
Dilutive	$0.09	$0.06

Weighted average shares used in calculating earnings per ordinary share
Dilutive	46,484,025	50,784,828

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except share and per share data)

	December 31, 2019	March 31, 2020
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,919	$9,961
Accounts receivable, net	51,061	55,003
Prepayment and other current assets	2,499	2,554
Total current assets	60,479	67,518
Property and equipment, net	331	269
Intangible assets, net	14,683	14,051
Deferred tax assets	533	596
Unamortized produced content, net	1,657	1,342
Right-of-use assets	2,027	1,907
Total non-current assets	19,231	18,165
TOTAL ASSETS	$79,710	$85,683

Liabilities and Equity
Current liabilities:
Short-term bank loans	$718	$3,672
Accounts payable	4,546	5,095
Advances from customers	610	498
Accrued liabilities and other payables	6,134	5,569
Other taxes payable	1,890	2,148
Operating lease liabilities -current	313	333
Due to related parties	1,525	1,999
Convertible promissory note - related party	-	1,400
Total current liabilities	15,736	20,714
Long-term bank loan	-	1,271
Operating lease liabilities - non-current	1,718	1,488
Total non-current liabilities	1,718	2,759
TOTAL LIABILITIES	$17,454	$23,473

Commitments and contingences

Shareholders’ equity
Preferred shares (par value of $0.0001 per share; 2,000,000 authorized; none issued and outstanding)	$-	$-
Ordinary shares (par value of $0.0001 per share; 200,000,000 shares authorized as of December 31, 2019 and March 31, 2020; 41,204,025 and 50,898,866 shares issued and outstanding as of December 31, 2019 and March 31, 2020, respectively)	$4	$5
Additional paid-in capital	13,375	11,573
Statutory reserve	431	431
Retained earnings	49,547	52,448
Accumulated other comprehensive loss	(1,576)	(2,655)
TOTAL GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED SHAREHOLDERS’ EQUITY	61,781	61,802
Non-controlling interest	475	408
TOTAL EQUITY	62,256	62,210

TOTAL LIABILITIES AND EQUITY	$79,710	$85,683

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.